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                                 Amendment No. 1

                                       to

                            Preferred Stock Agreement

                                 by and between

                   PHILIPPINE LONG DISTANCE TELEPHONE COMPANY

                                       AND

                                 CITIBANK, N.A.,

                                  As Depositary

                          Dated as of September 6, 1999

    Related to the Purchase of Series III Convertible Preferred Stock and the Deposit Thereof in Accordance with the Preferred Stock Deposit Agreement





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                  AMENDMENT NO. 1 TO PREFERRED STOCK AGREEMENT

         AMENDMENT NO. 1 TO PREFERRED STOCK AGREEMENT, is dated as of September 6, 1999 (the "Amendment"), between PHILIPPINE LONG DISTANCE TELEPHONE COMPANY, a corporation organized and existing under the laws of the Republic of the Philippines, (the "Company") and CITIBANK, N.A., a national banking association organized under the laws of the United States of America and acting solely as depositary ("the Depositary").

                          W I T N E S S E T H  T H A T

         WHEREAS, the parties hereto have entered into that certain Preferred Stock Agreement, dated as of November 29, 1994 (the "Preferred Stock Agreement"), relating to the purchase of Series III Convertible Preferred Stock and the deposit thereof in accordance with the Preferred Stock Deposit Agreement, dated as of November 29, 1994, as amended by Amendment No. 1 to Deposit Agreement, dated as of September 6, 1999 (collectively, the "Preferred Stock Deposit Agreement") between the Depositary and all Holders and Beneficial Owners from time to time of Global Depositary Receipts;

         WHEREAS, the Company and the Depositary deem it necessary and desirable to amend the Preferred Stock Agreement for the purposes set forth herein;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         Section 1.01. Definitions. All capitalized terms used, but not otherwise defined herein, shall have the meaning given to such terms in the Preferred Stock Agreement.

                                  ARTICLE II.

                             AMENDMENTS TO AGREEMENT

         Section 2.01. Preferred Stock Agreement. All references in the Preferred Stock Agreement to the terms "Preferred Stock Agreement" or "this Agreement" shall, as of the date hereof refer to the Preferred Stock Agreement, dated as of November 29, 1994, as amended by this Amendment.

         Section 2.02. Termination. Section 11 of the Preferred Stock Agreement is hereby amended by inserting the following phrase at the end of the first sentence:

                  "provided that, if the Company shall provide to the Depositary a notice announcing a mandatory conversion of any or all the Shares constituting Deposited Securities (such an event, a "Mandatory Conversion") prior to or simultaneously with a notice of termination, the Depositary shall, at the





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                  direction of the Company, terminate the Deposit Agreement by mailing notice of such termination to Holders of all GDRs then outstanding at least 60 days prior to the date fixed in such notice for such termination."

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

         Section 3.01. Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary that:

                  (a) This Amendment, when executed and delivered by the Company, and all other documentation executed and delivered by the Company in connection therewith, will be duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

                  (b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Preferred Stock Agreement as amended hereby, and any other document furnished hereunder or thereunder in the Republic of the Philippines, neither of such agreements need be filed or recorded with any court or other authority in the Republic of the Philippines, nor does any stamp or similar tax need to be paid in the Republic of the Philippines on or in respect of such agreements; and

                                  ARTICLE IV.

                                  MISCELLANEOUS

         Section 4.01. Effective Date. This Amendment shall be effective as of the date first set forth above.

         Section 4.02. Ratification. Except as specifically amended by this Amendment, (a) the Preferred Stock Agreement shall continue in full force and effect in accordance with the terms and provision thereof and (b) such terms and provisions are hereby ratified and confirmed in all respects.

         Section 4.03. Governing Law. This Amendment shall be interpreted and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by the laws of the State of New York.

         Section 4.04. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.






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         IN WITNESS WHEREOF, the Company and the Depositary have caused this
Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

PHILIPPINE LONG DISTANCE TELEPHONE COMPANY

By: /s/ Anabelle Lim-Chua
    -----------------------------

Name: Anabelle Lim-Chua
      ---------------------------

Title: Treasurer
       --------------------------

CITIBANK, N.A., as Depositary

By: /s/ Emi Mak
    -----------------------------

Name: Emi Mak
      ---------------------------

Title: Vice President
       --------------------------